Filed Pursuant to Rule 433

Registration No. 333-230656-01

Free Writing Prospectus dated March 22, 2021

DTE ELECTRIC COMPANY

PRICING TERM SHEET

$575,000,000 2021 Green Series A 1.900% General and Refunding Mortgage Bonds due 2028

$425,000,000 2021 Green Series B 3.250% General and Refunding Mortgage Bonds due 2051

Issuer:	DTE Electric Company

Anticipated Ratings*:	Aa3 (stable) / A (stable) / A+ (stable) (Moody’s/ S&P/ Fitch)

Trade Date:	March 22, 2021

Settlement Date:	T+5; March 29, 2021

Security:	Series A 1.900% General and Refunding Mortgage Bonds due 2028	Series B 3.250% General and Refunding Mortgage Bonds due 2051
Principal Amount:	$575,000,000	$425,000,000

Maturity Date:	April 1, 2028	April 1, 2051

Coupon:	1.900%	3.250%

Interest Payment Dates:	April 1 and October 1, commencing October 1, 2021	April 1 and October 1, commencing October 1, 2021

Benchmark Treasury:	1.125% due February 29, 2028	1.625% due November 15, 2050

Benchmark Treasury Price/Yield:	98-20 / 1.333%	83-23+ / 2.394%

Spread to Benchmark Treasury:	+58 bps	+90 bps

Yield to Maturity:	1.913%	3.294%

Price to Public:	99.915%	99.165%

Optional Redemption:	Prior to February 1, 2028, the 2028 Bonds will be redeemable in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2028 Bonds being redeemed	Prior to October 1, 2050, the 2051 Bonds will be redeemable in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the 2051 Bonds being redeemed

	and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due if the 2028 Bonds matured on February 1, 2028 discounted on a semi-annual basis at the Adjusted Treasury Rate, plus 10 basis points; plus in either case, accrued and unpaid interest to the redemption date.	and (ii) the sum of the present values of the remaining scheduled payments of principal and interest that would be due if the 2051 Bonds matured on October 1, 2050 discounted on a semi-annual basis at the Adjusted Treasury Rate, plus 15 basis points; plus in either case, accrued and unpaid interest to the redemption date.

	On or after February 1, 2028, the 2028 Bonds will be redeemable at a redemption price equal to 100% of the principal amount of 2028 Bonds being redeemed, plus accrued and unpaid interest to the redemption date.	On or after October 1, 2050, the 2051 Bonds will be redeemable at a redemption price equal to 100% of the principal amount of 2051 Bonds being redeemed, plus accrued and unpaid interest to the redemption date.

CUSIP:	23338V AN6	23338V AP1

ISIN:	US23338VAN64	US23338VAP13

Joint Book-Running Managers:

BofA Securities, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities LLC

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

TD Securities (USA) LLC

Co-Managers:	Fifth Third Securities, Inc. PNC Capital Markets LLC Siebert Williams Shank & Co., LLC Truist Securities, Inc. U.S. Bancorp Investments, Inc.

*Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 800-294-1322, Citigroup Global Markets Inc. at 800-831-9146, J.P. Morgan Securities LLC collect at 212-834-4533, Scotia Capital (USA) Inc. toll free at 800-372-3930 or Wells Fargo Securities, LLC at 800-645-3751.